Exhibit 10(a)


                FACILITIES SHARING AND INTERIM SERVICES AGREEMENT

     This FACILITIES SHARING AND INTERIM SERVICES AGREEMENT is made as of the 28th day of February , 1996, between Seafield Capital Corporation, a Missouri corporation ("Seafield") and SLH CORPORATION., a newly formed Kansas corporation which is a wholly owned subsidiary of Seafield ("SLH").

                                    RECITALS

         A. The Boards of Directors of Seafield and SLH have determined that it is in the best interests of the shareholders of Seafield: (1) to transfer to SLH substantially all of Seafield's assets (the "Transfer Assets") other than its holdings of LabOne, Inc. ("Lab") and its holdings of Response Oncology, Inc. ("Response") and certain other assets (the "Retained Assets" as more particularly defined below) and certain liabilities (the "Transfer Liabilities") and (2) to distribute to the holders of the issued and outstanding shares of common stock, par value $1 per share, of Seafield all of the issued and outstanding shares of common stock, par value $0.01 per share, of SLH (the "Distribution") in accordance with Article II of a DISTRIBUTION AGREEMENT to which this agreement is appended as Exhibit A ("Distribution Agreement").

         B. Pursuant to Section 6.15 of the Distribution Agreement Seafield has agreed to provide SLH with certain services and SLH has agreed to provide Seafield with certain facilities in accordance with the terms of this agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound thereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1. Definitions and Terms. Except as otherwise provided herein, the capitalized terms in this agreement shall have the same meaning as those terms are defined to have in the Distribution Agreement.

                                   ARTICLE II
                             FACILITIES AND SERVICES

         2.01 AGREEMENT TO PROVIDE FACILITIES AND SERVICES. Subject to the terms and conditions hereof Seafield agrees to provide to SLH and SLH agrees to accept during the term specified in Section 2.03 (the "Term") all services required by SLH for the operation of the offices of SLH's Chairman, Chief Executive Officer, Chief Accounting

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Officer and Chief Financial  Officer,  together with clerical and administrative services, but not including services provided exclusively by Scout Development Corporation and its subsidiaries. Services to be provided hereunder shall be provided on a reasonably timely basis. The Services provided hereunder shall be provided in exchange for the facilities to be provided by SLH to Seafield as set forth in Section 2.02 hereof.

         2.02 AGREEMENT TO PROVIDE FACILITIES AND SERVICES. Subject to the terms and conditions hereof SLH agrees to provide Seafield and Seafield agrees to accept during the term specified in Section 2.02 (the "Term") the use of SLH facilities at 2600 Grand Boulevard, Suite 500, Kansas City, Missouri (the "Offices") for up to 16 Seafield officers and employees, including the Seafield employees performing services for SLH under Section 2.01. The facilities shall include appropriate office space, furniture, equipment and supplies to support the day to day activities of such personnel during the term of this agreement. The facilities provided hereunder shall be provided in exchange for the services to be provided by SLH to Seafield as set forth in Section 2.02 hereof; provided, however, following the Distribution, Seafield and the Company will review the amount of personnel and facilities used under the arrangement and each will reimburse the other to the extent that the exchange of facilities for services is not reasonably equivalent.

         2.03 TERM. This Agreement shall be effective on the date first written above and shall continue until terminated by either party by giving written notice to the other party of termination to become effective as of the end of the month following the month in which notice of termination is given.

                                   ARTICLE III
                                  MISCELLANEOUS

         3.01 SEAFIELD INDEMNIFICATION. SLH further agrees to indemnify and hold harmless Seafield, its officers, agents, employees, directors, representatives and successors from any claims, liabilities, damages, losses, costs, attorneys fees, damages and/or liability, worker's compensation and discrimination actions and/or any other type of civil, administrative or criminal action(s) whether such action(s) be brought by Seafield's personnel and/or any other third party(ies), that they, or any one of them, may suffer or sustain as a result of any claims, demands or causes of action arising out of, or in any way related to the action or inaction of SLH relating to SLH's use of Services provided to SLH by Seafield hereunder.

         3.02 SLH INDEMNIFICATION. Seafield further agrees to indemnify and hold harmless SLH, its officers, agents, employees, directors, representatives and successors from any claims, liabilities, damages, losses, costs, attorneys fees, damages and/or liability, worker's compensation and discrimination actions and/or any other type of civil, administrative or criminal action(s) whether such action(s) be brought by SLH's personnel and/or any other third party(ies), that they, or any one of them, may suffer or sustain as a

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result of any claims,  demands or causes of action arising out of, or in any way related to the action or inaction of Seafield relating to Seafield's use of facilities provided to Seafield by SLH hereunder.

         3.03 MUTUAL COVENANT. Except to the extent otherwise provided herein, SLH and Seafield covenant and warrant that in the event that it appears that the exchange of services for facilities as herein provided is not a fair exchange, then a fair charge for the services or facilities provided hereunder shall be determined in a fair and equitable manner and thereafter paid to the party providing such service or facility..

         3.04 FORCE MAJEURE. If either party is unable to perform any of its duties or fulfill any of its covenants or obligations under this Agreement as a result of causes beyond its control and without its fault or negligence, including but not limited to acts of God or government, fire, flood, war, governmental controls, and labor strife, then such party shall not be deemed to be in default of this Agreement during the continuance of such events which rendered it unable to perform; such party shall have such additional time thereafter as is reasonably necessary to enable it to resume performance of its duties and obligations under this Agreement; and the party entitled to such performance shall not be required to pay the other party for such performance to the extent that such other party is unable to perform. Notwithstanding the foregoing, if the suspension of a party's obligation to perform under this Agreement is of such a nature or duration as to substantially frustrate the purpose of this Agreement, then SLH or Seafield, as the case may be, shall have the right to terminate this Agreement by giving to the other 30 days' prior written notice of termination, in which case termination shall be effective upon the expiration of such 30-day period unless performance is resumed prior to such expiration.

         3.05 SEVERABILITY. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction in no way shall affect the validity of any other provision hereof. If a provision is determined to be invalid, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable alternative provision to effect the original intent of the parties.

     3.06 TIME OF THE ESSENCE. The parties hereto agree that with respect to the performance of all terms, conditions and covenants of this Agreement, time is of the essence.

     3.07 CAPTIONS. Section captions are not a part hereof and are merely for the convenience of the parties.

     3.08 BINDING EFFECT; CHOICE OF LAW. Subject to any provisions hereof, this Agreement shall bind the parties, their successors and assigns. This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict or choice of law provisions thereof.


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         3.09 ASSIGNMENT.  Neither party shall assign or sublease this Agreement or any Services to be provided hereunder without the prior written consent of the other, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, consent shall not be required for an assignment or sublease of this Agreement or any Service provided hereunder by either party to a corporate affiliate of such party or to any third party vendor or third party record keeper who had been providing all or a material portion of the Services to or on behalf of SLH or Seafield, as the case may be, prior to the date first written above.

     3.09 AMENDMENT. This Agreement may not be amended without the express written agreement of all parties hereto.

         3.10 NOTICES. All notices under this Agreement must be in writing and delivered personally or sent by United States mail, postage prepaid, addressed as follows, except that any party by written notice given as aforesaid, may change its address for subsequent notices to be given hereunder.

         If to Seafield:

                  Seafield Capital Corporation
                  2600 Grand Boulevard, Suite 500
                  Kansas City, Missouri 64108
                  Attention:  President

         If to SLH:

                  SLH CORPORATION.
                  2600 Grand Boulevard, Suite 500
                  Kansas City, Missouri 64108
                  Attention:  President

     Notice sent by U.S. mail will be deemed given when deposited with the U.S. postal service.

         3.11 LIABILITY FOR NONPERFORMANCE. None of the parties hereto nor any subsidiaries of such parties shall have any liability to each other for failure to perform its obligations hereunder unless such failure arises out of, directly or indirectly, the misconduct or gross negligence on the part of the nonperforming party. Seafield shall not be required to perform any Service (or any part of any Service) to the extent that performance of such Service (or such part of such Service) would violate any law, rule or regulation.

     3.12 INDEPENDENT ENTITIES. In carrying out the provisions of this Agreement, Seafield and SLH are and shall be deemed to be for all purposes, separate and independent entities. Seafield and SLH shall select their employees and agents, and such employees and agents shall be under the exclusive and complete supervision and control of

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Seafield  or SLH,  as the  case  may be.  Seafield  and SLH  hereby  acknowledge responsibility for full payment of wages and other compensation to all employees and agents engaged by either in the performance of their respective Services under this Agreement. It is the express intent of this Agreement that the relationship of Seafield to SLH and SLH to Seafield shall be solely that of separate and independent companies and not that of a joint venture, partnership or any other joint relationship.

         3.13 NONFIDUCIARY STATUS. In carrying out the provisions of this Agreement, neither party shall be a fiduciary (as defined in Section 3(21) of ERISA) with respect to any employee benefit plan, program or arrangement maintained by or on behalf of the other party. Each party will provide Services pursuant to the terms and conditions of this Agreement in accordance with the directions, guidelines and/or procedures established by SLH or Seafield, as the case may be, or the plan administrator (as defined in Section 3(16) of ERISA) of each party's employee benefit plans or arrangements.

         3.14 THIRD PARTY BENEFICIARIES. The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any person except the parties any rights or remedies hereunder. There are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, action or other right in excess of those existing without reference to this Agreement.

         3.14 CONSTRUCTION. For purposes of this Agreement, references to Seafield, with respect to events or periods prior to the date first written above, shall mean and include, where appropriate, SLH's operation of the Transferred Businesses as they existed prior to such date.

         IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts on the date set forth above, each of which shall, for all purposes, be deemed an original and all of which shall evidence but one agreement between the parties hereto.

SLH CORPORATION,                                 SEAFIELD CAPITAL CORPORATION,
a Kansas corporation                             a Missouri corporation


     s/James R. Seward                            s/P. Anthony Jacobs
By: __________________________                   By:__________________________
Name: James R. Seward, CFA                       Name:  P. Anthony Jacobs, CFA
Title: President                                 Title: President



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